EXHIBIT 99.1

Boston Communications Group, Inc. Receives Anticipated Letter from the NASDAQ

Boston Communications Group, Inc. Receives Additional Letter from the NASDAQ

Bedford, MA – November 21, 2006 – Boston Communications Group, Inc. (Nasdaq: BCGI) today announced that, on November 16, 2006, the Company received an additional NASDAQ Staff Determination letter indicating that the Company is not in compliance with the filing requirements for continued listing as set forth in Marketplace Rule 4310(c)(14). As anticipated, the letter was issued in accordance with NASDAQ procedures due to the delayed filing of the Company’s Form 10-Q for the quarter ended September 30, 2006. On September 27, 2006, bcgi appeared at a hearing before a Nasdaq Listing Qualifications Panel (“Panel”) and presented a plan for compliance with NASDAQ’s listing requirements, which also contemplated the September 30, 2006 Form 10-Q. Pending a decision by the Panel, bcgi shares will remain listed on NASDAQ. However, there can be no assurance that the Panel will grant the Company’s request for continued listing.

ABOUT THE COMPANY

bcgi delivers innovative products and services that enable mobile operators and MVNOs worldwide to differentiate their offerings and increase market penetration while reducing costs. Founded in 1988, bcgi is a leader in identifying and addressing new market needs with proven solutions, including prepaid and postpaid billing, payments and access management. For more information, visit www.bcgi.net.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties, including statements regarding the potential delisting of the Company’s common stock from the NASDAQ stock market. Such statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Among the important factors that would cause actual results to differ materially from those indicated by such forward-looking statements are the uncertainty that the Panel will grant a favorable decision, and if an unfavorable decision is rendered, bcgi’s common stock will no longer continue to remain listed on the NASDAQ Stock Market, potential delays in the special committee’s review of the Company’s stock option grants and stock option practices, the results of the special committee’s review, the impact, if any, or such results or findings on the financial statements of the Company, the outcome of the SEC’s inquiry into the Company’s stock option grants and any other governmental investigations, the Company’s ability to file required reports with the SEC, as well as the other factors that may affect future operating results detailed in bcgi’s Form 10-Q for the three months ended March 31, 2006 filed with the Securities and Exchange Commission. bcgi undertakes no obligation to update any of the forward-looking statements after the date of this press release.

Contact:

bcgi Media Inquiries

Stephanie Myers Pachucki

1-781-904-5000

spachucki@bcgi.net